Exhibit 3.1

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATION

WITH RESPECT TO THE

3.90% FIXED RATE RESET NON-CUMULATIVE PERPETUAL

CLASS A PREFERRED STOCK, SERIES BB

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY as follows:

1.

Resolutions were adopted by the Securities Committee of the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designation filed with the Secretary of State of the State of Delaware on January 22, 2021, providing for and authorizing the issuance of 140,400 shares of the Company’s 3.90% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series BB (the “Series BB Preferred Stock”);

2.

All 140,400 outstanding shares of Series BB Preferred Stock were redeemed by the Company on March 15, 2026 (which, due to the occurrence of a non-business day, shifted to March 16, 2026) and none of the authorized shares of the Company’s Series BB Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation previously filed on January 22, 2021 with the Secretary of State of the State of Delaware with respect to such series;

3.

The following resolutions were duly adopted by Securities Committee I of the Board of Directors of the Company pursuant to the written consent of Securities Committee I duly adopted on February 24, 2026:

WHEREAS, resolutions were adopted by the Securities Committee of the Board of Directors (the “Board”) of Wells Fargo & Company, a Delaware corporation (the “Company”), which resolutions are set forth in a Certificate of Designation (the “Series BB Certificate of Designation”) filed with the Secretary of State of the State of Delaware on January 22, 2021 providing for and authorizing the issuance of 140,400 shares of the Company’s 3.90% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series BB (the “Series BB Preferred Stock”) of which 140,400 were issued;

WHEREAS, on March 15, 2026 (which, due to the occurrence of a non-business day, will shift to March 16, 2026), all 140,400 issued and outstanding shares of the Series BB Preferred Stock will be redeemed by the Company (the “Series BB Redemption”).

NOW THEREFORE BE IT

RESOLVED that, after the Series BB Redemption, no shares of the Series BB Preferred Stock are outstanding and none will be issued subject to the Series BB Certificate of Designation.

RESOLVED that, after the Series BB Redemption, all matters set forth in the Series BB Certificate of Designation with respect to the Series BB Preferred Stock be eliminated from the Certificate of Incorporation of the Company.

RESOLVED that, after the Series BB Redemption, the President, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Company, and each of them, are hereby authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Series BB Certificate of Designation with respect to the Series BB Preferred Stock shall be eliminated from the Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate to be signed by Scott Knoblach, its Senior Vice President and Assistant Treasurer, and attested by Mingli Wu, its Assistant Secretary, this 17th day of March, 2026.

WELLS FARGO & COMPANY

By	/s/ Scott Knoblach
Scott Knoblach,
Senior Vice President and
Assistant Treasurer

ATTEST:

/s/ Mingli Wu
Mingli Wu, Assistant Secretary